Exhibit 99.1

Blue Hills Bancorp, Inc.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Blue Hills Bancorp, Inc.:

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Blue Hills Bancorp, Inc. and Subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of net income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company's auditor since 2001.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 8, 2019

Blue Hills Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,
	2018	2017
(In thousands, except share data)
Assets
Cash and due from banks	$15,170	$16,149
Short-term investments	29,135	30,018
Total cash and cash equivalents	44,305	46,167
Equity securities, at fair value	5,082	—
Securities available for sale, at fair value	—	9,720
Securities held to maturity, at amortized cost	307,763	303,716
Federal Home Loan Bank stock, at cost	13,565	12,105
Loans held for sale	4,368	8,992
Loans, net of allowance for loan losses of $19,335 in 2018 and $20,877 in 2017	2,316,174	2,186,147
Premises and equipment, net	19,512	21,573
Other real estate owned	3,649	—
Accrued interest receivable	7,187	6,438
Goodwill	9,160	9,160
Core deposit intangible	95	557
Net deferred tax asset	7,119	6,000
Bank-owned life insurance	34,179	33,078
Other assets	33,417	24,867
	$2,805,575	$2,668,520
Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$231,566	$219,984
Interest bearing	1,905,991	1,819,885
Total deposits	2,137,557	2,039,869
Short-term borrowings	153,000	100,000
Long-term debt	80,000	105,000
Accrued expenses and other liabilities	30,897	25,845
Total liabilities	2,401,454	2,270,714
Commitments and contingencies (Notes 1, 4 and 14)
Stockholders' Equity:
Preferred stock, zero par value, (50,000,000 shares authorized; none issued and outstanding)	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 26,920,613 and 26,827,660 issued and outstanding at December 31, 2018 and 2017, respectively.	269	268
Additional paid-in capital	261,063	254,750
Unearned compensation- ESOP	(18,978)	(19,737)
Retained earnings	164,364	163,978
Accumulated other comprehensive loss	(2,597)	(1,453)
Total stockholders' equity	404,121	397,806
	$2,805,575	$2,668,520

The accompanying notes are an integral part of these consolidated financial statements.

Blue Hills Bancorp, Inc. and Subsidiaries
Consolidated Statements of Net Income
Years Ended December 31, 2018, 2017 and 2016

	2018	2017	2016
	(Dollars in thousands, except per share data)
Interest and dividend income:
Interest and fees on loans	$94,654	$76,701	$58,953
Interest on securities	7,609	7,110	8,895
Dividends	803	733	1,596
Other	357	231	94
Total interest and dividend income	103,423	84,775	69,538
Interest expense:
Interest on deposits	23,230	15,215	10,488
Interest on borrowings	3,437	2,523	2,088
Total interest expense	26,667	17,738	12,576
Net interest and dividend income	76,756	67,037	56,962
Provision (credit) for loan losses	(1,118)	2,098	4,885
Net interest and dividend income, after provision (credit) for loan losses	77,874	64,939	52,077
Noninterest income:
Deposit account fees	1,722	1,418	1,327
Interchange and ATM fees	1,770	1,609	1,546
Mortgage banking	3,453	3,657	2,473
Loss on sale of purchased home equity portfolio	—	(118)	—
Loan level derivative fee income	1,622	2,792	2,371
Unrealized gains on equity securities	134	—	—
Gains (losses) on sales and calls of securities, net	—	(94)	1,280
Gain on exchange of investment in Northeast Retirement Services	653	5,947	—
Bank-owned life insurance income	1,101	1,063	1,048
Bank-owned life insurance death benefit gains	—	—	506
Gain on sale of premises and equipment	271	—	—
Miscellaneous	2,903	808	1,576
Total noninterest income	13,629	17,082	12,127
Noninterest expense:
Salaries and employee benefits	33,873	31,278	28,853
Occupancy and equipment	8,251	8,393	7,370
Data processing	4,183	4,149	3,460
Professional fees	1,559	2,275	2,638
Advertising	1,617	1,922	2,423
FDIC deposit insurance	914	881	1,125
Directors’ fees	1,527	1,566	1,458
Amortization of core deposit intangible	462	843	1,225
Merger expenses	2,976	—	—
Other general and administrative	2,734	2,999	3,194
Total noninterest expense	58,096	54,306	51,746
Income before income taxes	33,407	27,715	12,458
Provision for income taxes	8,851	11,226	3,805
Net income	$24,556	$16,489	$8,653
Earnings per common share:
Basic	$1.01	$0.69	$0.35
Diluted	$0.98	$0.67	$0.35
Weighted average shares outstanding:
Basic	24,264,204	23,985,822	24,420,405
Diluted	25,093,479	24,482,414	24,540,929
The accompanying notes are an integral part of these consolidated financial statements.

Blue Hills Bancorp, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2018, 2017 and 2016

	2018	2017	2016
	(In thousands)
Net income	$24,556	$16,489	$8,653
Other comprehensive income (loss):
Securities available for sale:
Change in unrealized holding gains	—	3,276	3,849
Reclassification adjustment for net (gains) losses realized in net income (1)	—	94	(1,235)
Net unrealized gains	—	3,370	2,614
Tax effect	—	(1,147)	(938)
Net-of-tax amount	—	2,223	1,676
Securities held to maturity:
Reclassification adjustment for amortization of amounts previously recorded upon transfer from available for sale (2)	(86)	(87)	(234)
Tax effect	22	48	83
Net-of-tax amount	(64)	(39)	(151)
Defined benefit pension plan:
Gains (losses) arising during the period	(1,152)	491	(895)
Reclassification adjustment for losses recognized in net periodic benefit cost (3)	266	297	271
Net gains (losses)	(886)	788	(624)
Tax effect	258	(356)	218
Net-of-tax amount	(628)	432	(406)
Other comprehensive income (loss)	(692)	2,616	1,119
Comprehensive income	$23,864	$19,105	$9,772
_______________________

(1)
Amounts are included in gains on sales and calls of securities, net in noninterest income in the consolidated statements of net income. Income tax expense (benefit) associated with the reclassification adjustment for the years ended December 31, 2017 and 2016 was approximately $(32,000) and $431,000, respectively.

(2)
Amounts are included in interest income on securities in the consolidated statements of net income. Income tax expense associated with the amortization amount for the years ended December 31, 2018, 2017 and 2016 was $22,000, $48,000, and $83,000, respectively.

(3)
Amounts are included in other general and administrative, in noninterest expense in the consolidated statements of net income. The income tax benefit associated with the reclassification adjustment for the years ended December 31, 2018, 2017 and 2016 was $75,000, $121,000 and $97,000, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Blue Hills Bancorp, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 2018, 2017 and 2016

	Common Stock		Additional paid-in capital	Unearned Compensation- ESOP	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
(In thousands, except share data)
Balance at December 31, 2015	28,492,732	$285	$269,069	$(21,255)	$155,918	$(5,188)	$398,829
Comprehensive income	—	—	—	—	8,653	1,119	9,772
ESOP shares committed to be released	—	—	371	759	—	—	1,130
Common stock dividends declared ($0.11 per share)	—	—	—	—	(2,675)	—	(2,675)
Repurchase of common stock	(1,708,340)	(17)	(24,415)	—	—	—	(24,432)
Restricted stock awards granted	31,450	—	—	—	—	—	—
Restricted stock awards forfeited	(11,800)	—	—	—	—	—	—
Stock based compensation expenses	—	—	4,868	—	—	—	4,868
Share redemption for tax withholdings for restricted stock vesting	(46,969)	—	(730)	—	—	—	(730)
Proceeds from exercise of options	2,880	—	40	—	—	—	40
Tax benefit from deferred and stock based compensation	—	—	105	—	—	—	105
Balance at December 31, 2016	26,759,953	268	249,308	(20,496)	161,896	(4,069)	386,907

Cumulative effect of change in accounting principle	—	—	27	—	(27)	—	—
Comprehensive income	—	—	—	—	16,489	2,616	19,105
ESOP shares committed to be released	—	—	672	759	—	—	1,431
Common stock dividends declared ($0.60 per share)	—	—	—	—	(14,380)	—	(14,380)
Restricted stock awards granted	184,695	1	—	—	—	—	1
Restricted stock awards forfeited	(85,317)	(1)	—	—	—	—	(1)
Stock based compensation expenses	—	—	5,483	—	—	—	5,483
Share redemption for tax withholdings for restricted stock vesting	(49,141)	—	(983)	—	—	—	(983)
Proceeds from exercise of options	17,470	—	243	—	—	—	243
Balance at December 31, 2017	26,827,660	268	254,750	(19,737)	163,978	(1,453)	397,806

Cumulative effect of change in accounting principle ASU 2016-01 (Note 1)	—	—	—	—	173	(173)	—
Adoption of ASU 2018-02 (Note 1)	—	—	—	—	279	(279)	—
Comprehensive income (loss)	—	—	—	—	24,556	(692)	23,864
ESOP shares committed to be released	—	—	890	759	—	—	1,649
Common stock dividends declared ($1.00 per share)	—	—	—	—	(24,622)	—	(24,622)
Restricted stock awards granted	59,300	1	—	—	—	—	1
Restricted stock awards forfeited	(24,890)	—	—	—	—	—	—
Stock based compensation expenses	—	—	6,856	—	—	—	6,856
Share redemption for tax withholdings for restricted stock vesting	(58,610)	(1)	(1,359)	—	—	—	(1,360)
Share redemption for tax withholdings for exercise of options	(36,869)	—	(814)	—	—	—	(814)
Proceeds from exercise of options, net	154,022	1	740	—	—	—	741
Balance at December 31, 2018	26,920,613	$269	$261,063	$(18,978)	$164,364	$(2,597)	$404,121
The accompanying notes are an integral part of these consolidated financial statements.

Blue Hills Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2018, 2017 and 2016

	2018	2017	2016
	(In thousands)
Cash flows from operating activities:
Net income	$24,556	$16,489	$8,653
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for loan losses	(1,118)	2,098	4,885
Net amortization of securities	740	1,650	2,924
Losses (gains) on sales and calls of securities, net	—	94	(1,280)
Unrealized gains on equity securities, net	(134)	—	—
Net change in loans held for sale	4,624	(6,231)	(1,106)
Losses (gains) on sales of residential portfolio loans, net	41	(54)	(319)
Loss on sale of purchased home equity portfolio	—	118	—
Loss on sale of foreclosed property	—	7	—
Net amortization of deferred loan origination costs and discounts	(520)	11	(374)
Depreciation and amortization of premises and equipment	2,040	2,120	2,011
Amortization of core deposit intangible	462	843	1,225
Bank-owned life insurance income, including death benefit gains	(1,101)	(1,063)	(1,554)
ESOP expense	1,649	1,431	1,130
Deferred income tax provision (benefit)	(839)	2,691	(118)
Stock based compensation expense	6,856	5,483	4,868
Excess tax benefit from deferred and stock based compensation	—	—	105
Gain on exchange of investment in Northeast Retirement Services	(653)	(5,947)	—
Gain on sale of premises and equipment	(271)	—	—
Net change in:
Accrued interest receivable	(749)	(381)	(713)
Other assets	(8,858)	(2,545)	(3,477)
Accrued expenses and other liabilities	4,819	2,882	809
Net cash provided by operating activities	31,544	19,696	17,669
Cash flows from investing activities:
Activity in securities available for sale:
Purchases	—	(13,951)	(76,512)
Sales	—	213,084	97,824
Maturities/calls	—	—	4,133
Principal paydowns	—	5,049	3,497
Activity in securities held to maturity:
Purchases	(43,699)	(167,591)	(59,939)
Maturities/calls	—	30,000	22,835
Principal paydowns	38,826	33,595	34,866
Proceeds from sale of equity securities	4,772	—	—
Loan originations and purchases, net of paydowns	(139,286)	(339,412)	(403,729)
Proceeds from residential portfolio loan sales	7,207	51,661	21,163
Proceeds from sale of purchased home equity portfolio	—	12,100	—
Proceeds from sale of foreclosed property	—	195	—
Net disposals (purchases) of premises and equipment	292	(1,659)	(4,030)
Purchases of FHLBB stock	(15,457)	(9,353)	(5,487)
Redemption of FHLBB stock	13,997	10,600	5,702
Proceeds from exchange of investment in Northeast Retirement Services	308	1,595	—
Proceeds from bank-owned life insurance death benefits	—	—	1,165
Net cash used in investing activities	(133,040)	(174,087)	(358,512)
The accompanying notes are an integral part of these consolidated financial statements.

(continued)

Blue Hills Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2018, 2017 and 2016

(concluded)

	2018	2017	2016
	(In thousands)
Cash flows from financing activities:
Net change in deposits, excluding brokered	35,815	189,495	252,295
Net change in brokered deposits	61,873	41,687	122,543
Net change in short-term borrowings	53,000	(46,000)	(59,000)
Repayments of long-term debt	(35,000)	(45,000)	(20,000)
Proceeds from long-term debt	10,000	45,000	70,000
Repurchase of common stock	—	—	(24,432)
Share redemption for tax withholdings for restricted stock vesting	(1,359)	(983)	(730)
Share redemption for tax withholdings for stock options	(814)	—	—
Proceeds from exercise of stock options	741	243	40
Common stock dividends paid	(24,622)	(14,380)	(2,675)
Net cash provided by financing activities	99,634	170,062	338,041
Net change in cash and cash equivalents	(1,862)	15,671	(2,802)
Cash and cash equivalents at beginning of year	46,167	30,496	33,298
Cash and cash equivalents at end of year	$44,305	$46,167	$30,496
Supplementary information:
Interest paid	$25,918	$17,358	$12,378
Income taxes paid, net of refunds	9,576	7,674	4,390
Other real estate owned acquired in settlement of loans	3,649	—	—
Common stock dividends declared	24,622	14,380	2,675
The accompanying notes are an integral part of these consolidated financial statements.

BLUE HILLS BANCORP, INC. AND SUBISDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION AND CONSOLIDATION

Basis of presentation
The accompanying consolidated financial statements include the accounts of Blue Hills Bancorp, Inc. (the “Company”), a Maryland corporation, and its wholly-owned subsidiaries, Blue Hills Funding Corporation and Blue Hills Bank ("the Bank"), the principal operating entity. The Bank's wholly-owned subsidiaries include B.H. Security Corporation, HP Security Corporation, and 1196 Corporation, which are Massachusetts security corporations, and Nantucket Property Acquisition Company LLC, the Bank's subsidiary that holds other real estate owned. All significant intercompany balances and transactions have been eliminated in consolidation.

Merger
On September 20, 2018, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Independent Bank Corp., a Massachusetts corporation ("Independent"), and Rockland Trust Company, a Massachusetts-chartered trust company and wholly owned subsidiary of Independent ("Rockland Trust"). Pursuant to the Merger Agreement, the Company will merge with and into Independent (the "Merger"), with Independent being the surviving corporation. Upon completion of the Merger, each outstanding share of Company common stock will convert into the right to receive 0.2308 shares of Independent common stock and $5.25 in cash (the "Merger Consideration"). Each outstanding option to acquire a share of Company common stock, whether or not vested, will be converted into the right to receive cash in an amount equal to the amount by which $26.25 exceeds the exercise price of the option. In addition, each award of Company restricted stock, whether or not vested, that is outstanding immediately prior to the effective time of the Merger will fully vest and be canceled and converted into the right to receive the Merger Consideration. Following the merger of the Company with and into Independent, Blue Hills Bank will merge with Rockland Trust, with Rockland Trust being the surviving institution. Shareholders of the Company and Independent have approved the pending Merger. Completion of the Merger is subject to customary closing conditions, including receipt of regulatory approvals. The Merger is expected to close early in the second quarter of 2019.

Business
The Company provides a variety of financial services to individuals and businesses online and through its branches and loan offices in Boston, Concord, Dedham, Dorchester, Franklin, Hingham, Hyde Park, Lowell, Marblehead, Milton, Nantucket, Norwood, Plymouth, Watertown, West Roxbury, Westwood, and Winchester, Massachusetts. Its primary deposit products are checking, savings, money market and term certificate accounts and its primary lending products are residential mortgage loans, home equity loans, commercial real estate loans, commercial business loans and consumer loans.

Use of estimates
In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the realizability of deferred tax assets.

Cash and cash equivalents
For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, balances due from banks, and short-term investments comprised of federal funds sold, money-market mutual funds, and interest-bearing deposits, all of which mature within ninety days. The Company maintains balances on deposit with other financial institutions in excess of the federally insured limit.

Restrictions on cash and due from banks
The Company may be required to maintain average balances on hand or with the Federal Reserve Bank (the “FRB”). At December 31, 2018 and December 31, 2017 there was no reserve requirement.

Fair value hierarchy
The Company groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include those whose value is determined using unobservable inputs to pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Securities
Debt securities that management has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and recorded at amortized cost. Securities not classified as held-to-maturity, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Effective January 1, 2018, the Company adopted Accounting Standards Update ("ASU") 2016-01, Financial Instruments – Overall, (Subtopic 825-10). The amendments in this Update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Targeted improvements to generally accepted accounting principles include the requirement for equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income and the elimination of the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost. The Update also requires Companies to utilize an "exit price" fair value methodology when measuring the fair value of financial instruments. The cumulative effect of applying the provisions of this Update resulted in an increase to retained earnings and a corresponding increase to accumulated other comprehensive loss in the amount of $173,000.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

At least quarterly, and more frequently when warranted by economic or market conditions, management evaluates all securities available for sale or held to maturity with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary ("OTTI"). OTTI is required to be recognized if: (1) the Company intends to sell the security; (2) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. For all impaired debt securities that the Company intends to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. Credit-related OTTI for all other impaired debt securities is recognized through earnings. Non-credit related OTTI for such debt securities is recognized in other comprehensive income, net of applicable taxes. Prior to January 1, 2018, marketable equity securities and securities available for sale were evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other than temporary, the declines in fair value are reflected in earnings as realized losses.

Federal Home Loan Bank stock
The Company, as a member of the Federal Home Loan Bank of Boston (the "FHLBB") system, is required to maintain an investment in capital stock of the FHLBB. Based on the redemption provisions of the FHLBB, the stock has no quoted market value and is carried at cost. At its discretion, the FHLBB may declare dividends on the stock. The Company reviews its investment for impairment based on the ultimate recoverability of the cost basis in the FHLBB stock. As of December 31, 2018, and 2017, no impairment has been recognized.

Loans held for sale
Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans
The Company has historically granted mortgage and consumer loans to its customers and a substantial portion of the loan portfolio consists of mortgage loans in communities including and near the locations of its banking offices. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in these areas.

The Company’s loan portfolio includes 1-4 family residential real estate, home equity, commercial real estate, construction, commercial business, and consumer segments.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses, charge-offs, deferred origination fees and costs, and discounts and fair value adjustments on purchased loans. Interest income is accrued on the unpaid principal balance. Deferred loan origination fees/costs and discounts on purchased loans are recognized as an adjustment of the related loan yield using the interest method.

It is the policy of the Company to discontinue the accrual of interest on loans past due in excess of 90 days, unless the loan is well-secured and in the process of collection, or when in the judgment of management, the ultimate collectability of the principal or interest becomes doubtful and to reverse all interest previously accrued against interest income. Past due status is based on contractual terms of the loan. The interest on non-accrual loans is accounted for on the cash-basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due have been current for six consecutive months and future payments are reasonably assured.

Allowance for loan losses
The allowance for loan losses is based on the size and the composition of the loan portfolio, delinquency levels, loss experience, economic conditions and other factors related to the collectability of the loan portfolio. Loss experience is updated at least quarterly with consideration given to unusual circumstances in the portfolio. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated regularly by management and reflects consideration of all significant factors that affect the collectability of the loan portfolio. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. It is the intention of management to maintain an allowance that is prudently commensurate with the growth in the loan portfolio.

The allowance consists of general, allocated and unallocated components, as further described below:

General component
The general component of the allowance for loan losses is based on a combination of the Company's own loss history and an extrapolated historical loss experience based on FDIC data for depository institutions with assets of one billion to five billion dollars dating back to 2010, adjusted for qualitative and environmental factors including changes to lending policies and procedures, economic and business conditions, portfolio characteristics, staff experience, problem loan trends, collateral values, concentrations and the competitive, legal and regulatory environment.

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Residential real estate - The Company does not generally originate loans with a loan-to-value ratio greater than 80 percent and does not generally grant loans that would be classified as subprime upon origination. When the Company does extend credit either on a first- or second-lien basis at a loan-to-value ratio greater than 80 percent, such loans are supported by either mortgage insurance or state guarantee programs. All loans in this segment are collateralized by owner-occupied, 1-4 family residential real estate and repayment is dependent on the credit quality of the individual borrower. The health of the national economy, including unemployment rates and housing prices, will have an effect on the credit quality of loans in this segment.

Home equity - Loans in this segment are generally secured by first or second liens on residential real estate. Repayment is dependent on the credit quality of the individual borrower. The Company evaluates each loan application based on factors including the borrower’s credit score, income, length of employment, and other factors to establish the creditworthiness of the borrower.

Commercial real estate - Loans in this segment include investment real estate and are generally secured by assignments of leases, real estate collateral and owner-occupied properties. In cases where there is a concentration of exposure to a single large tenant, underwriting standards include analysis of the tenant’s ability to support lease payments over the duration of the loan. The underlying cash flows generated by the properties may be adversely impacted by a downturn in the economy due to increased vacancy rates, which in turn, can have an effect on the credit quality in this segment. Payments on loans secured by income-producing properties often depend on the successful operation and management of the properties. Management continually monitors the cash flows of these loans.

Construction - Loans in this segment primarily include real estate development loans for which payment is derived from permanent financing or sale of the property. Credit risk is affected by cost overruns, time to sell at an adequate price, and market conditions.

Commercial business - Loans in this segment are generally secured by business assets, including accounts receivable, inventory, real estate and intangible assets. Strict underwriting standards include considerations of the borrower’s ability to support the debt service requirements from the underlying historical and projected cash flows of the business, collateral values, the borrower’s credit history and the ultimate collectability of the debt. Economic conditions, real estate values, commodity prices, unemployment trends and other factors will affect the credit quality of loans in these segments.

Consumer - Loans in this segment primarily include used classic and collector automobile loans. A significant portion of the used automobile loan portfolio is comprised of geographically diverse loans originated by and purchased from a third party, who also provides collection services.

Allocated component

The allocated component relates to loans that are on the watch list (partially charged-off loans, non-accruing loans and accruing adversely-rated loans) and considered impaired. Impairment is measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan is lower than the carrying value of that loan.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Management reviews all loan types for individual impairment. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (“TDR”). All TDRs are initially classified as impaired and generally remain impaired for the remaining life of the loan. The impaired classification may be removed if the borrower demonstrates compliance with the modified terms and the restructuring agreement specifies an interest rate equal to that which would be provided to a borrower with similar credit at the time of restructuring.

Unallocated component
Through the third quarter of 2016, the Company maintained an unallocated component to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflected the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio. As a large portion of the Company's loan portfolio had seasoned, the unallocated component of the allowance for loan losses was eliminated during the fourth quarter of 2016.

Foreclosed Assets
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, less cost to sell, at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations, changes in the valuation allowance and any direct writedowns are included in net expenses from foreclosed assets.

Premises and equipment
Land is carried at cost. Buildings, leasehold improvements and equipment are stated at cost, less accumulated depreciation and amortization, computed on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

Goodwill and identifiable intangible assets
Goodwill is the price paid in excess of the fair value of net assets acquired and is not amortized. Goodwill at December 31, 2018 and 2017 relates to the acquisition of Nantucket Bank. Goodwill is evaluated for impairment at least annually, or more often if warranted, using a combined qualitative and quantitative impairment approach. Effective January 1, 2017, the Company adopted Financial Accounting Standards Board ("FASB") ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.  The amendments in this Update simplify the goodwill impairment model by eliminating the second step of the model. The resulting impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount exceeds the reporting unit’s fair value, an impairment charge would be recognized for the difference, but should not exceed the carrying amount of goodwill allocated to that reporting unit. The Company still has the option to perform the qualitative assessment to determine if the quantitative impairment test is necessary.

Identifiable intangible assets subject to amortization consist of the $6.0 million core deposit intangible acquired in the acquisition of Nantucket Bank, which has an estimated life of approximately 5.5 years, net of accumulated amortization of $5.9 million and $5.5 million, respectively at December 31, 2018 and 2017. Identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The core deposit intangible is being amortized using the sum of the years' digits method over its estimated life and is estimated to be fully amortized by December 31, 2019.

Bank-owned life insurance
Bank-owned life insurance policies are reflected on the consolidated balance sheets at cash surrender value. Changes in cash surrender value are reflected in noninterest income in the consolidated statements of net income.

Mortgage servicing rights
The Company services mortgage loans for others. Mortgage servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are reported in other assets and are amortized into loan servicing fee income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant risk characteristics, such as interest rates and terms. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum. Changes in the valuation allowance are reported in loan servicing fee income.

Non-marketable investments
The aggregate carrying amount of all cost and equity method investments included in other assets at December 31, 2018 and 2017 is $15.3 million and $11.3 million, respectively. The fair values of these investments are not readily available and are not evaluated for impairment unless there are identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investments. At December 31, 2018 and 2017, the Company was contractually committed under these non-marketable investments to make additional capital contributions of $12.6 million and $9.4 million, respectively.

Interest rate swap agreements
For asset/liability management purposes, the Company periodically uses interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts. All interest rate swap agreements are recorded at fair value. Depending upon the intended use for the interest rate swap at inception, the Company designates the derivative as either an economic hedge of an asset or liability or a hedging instrument subject to the hedge accounting provisions. If the interest rate swap is not designated in a hedge relationship, gains or losses reflecting changes in fair value are recorded in earnings.

Certain interest rate swap contracts are utilized to help commercial loan borrowers manage their interest rate risk. The interest rate swap contracts with commercial loan borrowers allow the borrowers to convert floating rate loan payments to fixed rate payments. When the Company enters into an interest rate swap contract with a commercial loan borrower, the Company concurrently enters into a matching interest rate swap with a correspondent bank counterparty in order to minimize interest rate risk to the Company. These interest rate derivative instruments are recorded on the consolidated balance sheets as either an asset or liability measured at fair value. These derivatives do not qualify for hedge accounting. As such, all changes in fair value of these derivative instruments are included in miscellaneous income. The Company pays and receives fees for entering into these contracts. The net fees are recognized in loan level derivative income when received.

Derivative loan commitments
Mortgage loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding. Loan commitments that are derivatives are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in mortgage banking income.

Forward loan sale commitments
To protect against the price risk inherent in derivative loan commitments, the Company utilizes both mandatory delivery and best efforts forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Forward loan sale commitments are recognized at fair value on the consolidated balance sheet in other assets or other liabilities with changes in their fair values recorded in mortgage banking income.  The Company estimates the fair value of its forward loan sale commitments based on changes in the fair value of underlying mortgage loans.

Transfers of financial assets
Transfers of an entire financial asset, a group of entire financial assets, or a participating interest in an entire financial asset are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

During the normal course of business, the Company may transfer a portion of a financial asset, for example, a participation loan. In order to be eligible for sales treatment, the transferred portion of the loan must meet the criteria of a participating interest. If it does not meet the criteria of a participating interest, the transfer must be accounted for as a secured borrowing. In order to meet the criteria for a participating interest, all cash flows from the loan must be divided proportionately, the rights of each loan holder must have the same priority, the loan holders must have no recourse to the transferor other than standard representations and warranties and no loan holder has the right to pledge or exchange the entire loan.

Retirement plan
The Company accounts for its defined benefit pension plan using an actuarial model that allocates pension costs over the service period of employees in the plan. The Company accounts for the over-funded or under-funded status of its defined benefit plan as an asset or liability on its consolidated balance sheets and recognizes changes in the funded status that are not reflected in net periodic pension cost as other comprehensive income or loss. The Company amended its defined benefit pension plan in 2013 freezing the plan to new participants and subsequently amended the plan and froze it for all participants effective October 31, 2014.

Earnings per common share
Basic earnings per share represents net income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Unallocated ESOP shares are not deemed outstanding for earnings per share calculations. Dividend rights on unvested restricted stock awards are forfeitable; therefore unvested restricted stock awards are not considered outstanding in the computation of basic earnings per share. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and unvested restricted stock awards and are determined using the treasury stock method.

Advertising costs
Advertising costs are expensed as incurred.

Stock based compensation plans
The Company measures and recognizes compensation cost relating to stock based payment transactions based on the grant-date fair value of the equity instruments issued. Share-based compensation is recognized over the period the employee is required to provide services for the award. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options granted. For an award with a performance and/or service condition that affects vesting, the performance and/or service condition is not considered in determining the award’s fair value on the grant date. Effective January 1, 2018, the Company adopted ASU 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting which amends the scope of modification accounting for share-based payment arrangements. The Update provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting. Specifically, an entity does not apply modification accounting if the fair value, vesting conditions, and classification of the awards are the same immediately before and after the modification. The Update was applied prospectively to awards modified on or after the effective date. The impact to the consolidated financial statements upon adopting was not material.

Employee Stock Ownership Plan
Compensation expense for the ESOP is recorded at an amount equal to the shares allocated by the ESOP multiplied by the average fair market value of the shares during the period. The Company recognizes compensation expense ratably over the year based upon the Company’s estimate of the number of shares expected to be allocated by the ESOP. Unearned compensation applicable to the ESOP is reflected as a reduction of stockholders' equity on the consolidated balance sheet. The difference between the average fair market value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in capital.

Income taxes
Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Accordingly, changes resulting from the Tax Cuts and Jobs Act enacted on December 22, 2017 have been recognized in the consolidated financial statements as of and for the year ended December 31, 2017. See Note 8. The Company exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require the Company to make projections of future taxable income. These judgments and estimates, which are inherently subjective, are reviewed periodically as regulatory and business factors change. A valuation allowance related to deferred tax assets is established when, in the judgment of management, it is more likely than not that all or a portion of such deferred tax assets will not be realized.

A tax position that meets the more likely than not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more likely than not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. There was no reserve for uncertain tax positions as of December 31, 2018 or 2017. The Company records interest and penalties as part of income tax expense. Effective January 1, 2018, the Company adopted ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. The amendments in this Update require an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The impact to the consolidated financial statements upon adopting was not material.

Comprehensive income/loss
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income/loss. Effective January 1, 2018, the Company adopted ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. The effect of applying the provisions of this Update resulted in an increase to retained earnings and a corresponding increase in accumulated other comprehensive loss in the amount of $279,000.

Reclassification
Certain amounts in the 2017 consolidated financial statements have been reclassified to conform to the 2018 presentation.

NOTE 2 – RECENT ACCOUNTING STANDARDS UPDATES

Effective January 1, 2018, the Company adopted ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The amendments in this Update require that in the statement of cash flows, amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts. The impact to the consolidated financial statements upon adopting was not material.

Effective January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers. This Update provides a revenue recognition framework for any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of non-financial assets unless those contracts are within the scope of other accounting standards. The Company's revenue relates principally to financial instruments, which are explicitly excluded from the scope of the new guidance. The Company adopted this Update on January 1, 2018 and the impact to the consolidated financial statements upon adopting was not material.

In August 2018, the FASB issued ASU 2018-14, "Compensation-Retirement Benefits-Defined Benefit Plans-General (Subtopic 715-20): Disclosure Framework-Changes to the Disclosure Requirements for Defined Benefit Plans." The guidance modifies disclosure requirements for defined benefit plans. This guidance is effective for fiscal years ending after December 15, 2020, and early adoption is permitted. The Company is evaluating the provisions of this Update and the impact to the consolidated financial statements upon adoption is not expected to be material.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement”, which adds disclosure requirements to Topic 820 for the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The Update is effective for all entities for fiscal years beginning after December 15, 2019, including interim periods therein. Early adoption is permitted for any eliminated or modified disclosures upon issuance of this Update. The Company is evaluating the provisions of this Update and the impact to the consolidated financial statements upon adoption is not expected to be material.

In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases and ASU 2018-11, Leases. The guidance provides clarification on the application of ASU 2016-02, specifically on certain narrow aspects of the guidance issued under ASU 2016-02, including comparative reporting requirements for initial adoption and, for lessors only, separating lease and non-lease components in a contract and allocating the consideration in the contract to the separate components. For entities that have not adopted ASU 2016-02 before the issuance of these updates, the amendments in this guidance are the same as the effective date and transition requirements in ASU 2016-02. The adoption of this Update is not expected to have an impact on the Company’s consolidated financial statements.

In June 2018 the FASB issued ASU 2018-07 Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The Updates expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The Update is effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Company does not anticipate the adoption of ASU 2018-07 will have any impact on its consolidated financial statements.

In March 2018, the FASB issued ASU 2018-04, Investments-Debt Securities (Topic 320) and Regulated Operations (Topic 980). Amendments to SEC paragraph Pursuant to SEC Staff Accounting Bulletin No. 177 and SEC Release No 33-9273, the amendment of ASU 2018-04 adds, amends and supersedes variance paragraphs that contain SEC guidance in ASC 320, Investments-Debt Securities and ASC 980, Regulated Operations. The Company does not anticipate the adoption of ASU 2018-04 will have a material impact on its consolidated financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities. The purpose of this Update is to better align a company’s financial reporting for hedging activities with the economic objectives of those activities. This Update is effective for public business entities for fiscal years beginning after December 15, 2018, with early adoption, including adoption in an interim period permitted. The Update requires a modified retrospective transition method in which the Company will recognize the cumulative effect of the change on the opening balance of each affected component of equity in the statement of financial position as of the date of adoption. While the Company continues to assess all potential impacts of the standard, the Company currently expects the adoption to have an immaterial impact on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This Update is intended to improve financial reporting about leasing transactions and the key provision impacting the Company is the requirement for a lessee to record a right-to-use asset and a liability representing the obligation to make lease payments for long-term operating leases. Additionally, the Update includes additional quantitative and qualitative disclosures required by lessees and lessors to help users better understand the amount, timing, and uncertainty of cash flows arising from leases. In December 2018, the FASB issued ASU 2018-20, “Leases (Topic 842): Narrow-Scope Improvements for Lessors”; which is expected to reduce a lessor’s implementation and ongoing costs associated with applying the Update, which is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply as well as transition guidance specific to nonstandard leasing transactions. The Company's assets and liabilities are projected to increase based on the present value of remaining lease payments for leases in place at January 1, 2019 by $16.5 million and $17.2 million, respectively.

In June, 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which removes certain thresholds that companies apply to measure credit losses on financial instruments measured at amortized cost, such as loans, receivables, and held-to-maturity debt securities. Under current U.S. GAAP, companies generally recognize credit losses when it is probable that the loss has been incurred. The revised guidance will remove previously established recognition thresholds based on probability, and will require companies to recognize an allowance for credit losses for the difference between the amortized cost basis of a financial instrument and the net amount that the company expects to collect over the instrument’s contractual life. ASU 2016-13 also amends the credit loss measurement guidance for available-for-sale debt securities and will require that credit losses be recorded through an allowance for credit losses. Additionally, this Update may reduce the carrying value of the Company's held-to-maturity investment securities as it will require an allowance on the expected losses over the life of these securities to be recorded upon adoption. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, which clarifies that receivables arising from operating leases are accounted for using lease guidance and not as financial instruments. The Updates are effective for public business entities for fiscal years beginning after December 15, 2019 and for interim periods within those fiscal years. Any increase in our allowance for loan losses or expenses may have a material adverse effect on our financial condition and results of operations. The Company is actively researching the provisions of the Update. Management has established a steering committee which has identified the methodologies and the additional data requirements necessary to implement the Update and has engaged a third-party software service provider to assist in the Company's implementation.

NOTE 3 - SECURITIES
The amortized cost and estimated fair value of securities available for sale and held to maturity, with gross unrealized gains and losses, follow:

	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Securities Held to Maturity:
Debt securities:
U.S. Treasury	$4,990	$1	$—	$4,991
Government-sponsored enterprises	30,693	—	(971)	29,722
Government-sponsored mortgage-backed and collateralized mortgage obligations	243,873	115	(6,035)	237,953
SBA asset-backed securities	28,207	28	(839)	27,396
Total securities held to maturity	$307,763	$144	$(7,845)	$300,062

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Securities Available for Sale:
Marketable equity securities	$9,437	$755	$(472)	$9,720

Securities Held to Maturity:
Debt securities:
Government-sponsored enterprises	$30,673	$—	$(894)	$29,779
Government-sponsored mortgage-backed and collateralized mortgage obligations	244,668	30	(3,437)	241,261
SBA asset-backed securities	28,375	28	(329)	28,074
Total securities held to maturity	$303,716	$58	$(4,660)	$299,114

During the third quarter of 2015, approximately $196.3 million of securities available for sale, with net unrealized gains of $666,000, were reclassified to held-to-maturity designation. Held-to-maturity investments are investments that management has the positive intent and ability to hold to maturity. If a security is reclassified from available-for-sale to held-to-maturity, the fair value at the time of transfer becomes the security's new cost basis. The unrealized holding gain at the transfer date continues to be reported in accumulated other comprehensive income and is amortized over the security's remaining life as an adjustment of yield in a manner similar to a premium or discount. At December 31, 2018 and 2017, there were $164,000 and $250,000, respectively, of net holding gains remaining in accumulated other comprehensive loss.

The amortized cost and estimated fair value of debt securities by contractual maturity at December 31, 2018 follow. Expected maturities will differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Based on expected maturities, the mortgage and asset-backed securities and collateralized mortgage obligations, included below, have a 4.1 year weighted average duration.

	Held to Maturity
	Amortized Cost	Fair Value
	(In thousands)
Within 1 year	$6,189	$6,181
After 1 year through 5 years	25,494	24,756
After 5 years through 10 years	4,000	3,776
	35,683	34,713
Mortgage- and asset-backed securities and collateralized mortgage obligations amortizing monthly	272,080	265,349
Total debt securities	$307,763	$300,062

At December 31, 2018 and 2017, government-sponsored enterprise obligations with an amortized cost of $28.3 million and $30.7 million, respectively, and a fair value of $27.6 million and $30.3 million, respectively, were pledged to secure borrowings. See Note 8.

The Company continually reviews investment securities for the existence of OTTI, taking into consideration current market conditions, the extent and nature of changes in fair value, issuer rating changes and trends, the credit worthiness of the obligor of the security, volatility of earnings, current analysts’ evaluations, the Company’s intent to sell the security, or whether it is more likely than not that the Company will be required to sell the debt security before its anticipated recovery, as well as other qualitative factors. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment.

Information pertaining to securities with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	December 31, 2018
	Less Than Twelve Months		More Than Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In thousands)
Securities Held to Maturity:
Debt securities:
Government-sponsored enterprises	$—	$—	$(971)	$29,722
Government-sponsored mortgage-backed and collateralized mortgage obligations	(344)	24,883	(5,691)	191,766
SBA asset-backed securities	(105)	6,071	(734)	18,338
Total temporarily impaired securities held to maturity	$(449)	$30,954	$(7,396)	$239,826

	December 31, 2017
	Less Than Twelve Months		More Than Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In thousands)
Securities Available for Sale:
Marketable equity securities	(449)	4,310	(23)	443

Securities Held to Maturity:
Debt securities:
Government-sponsored enterprises	$(109)	$8,521	$(785)	$21,258
Government-sponsored mortgage-backed and collateralized mortgage obligations	(1,563)	119,782	(1,874)	111,712
SBA asset-backed securities	(34)	9,897	(295)	11,423
Total temporarily impaired securities held to maturity	$(1,706)	$138,200	$(2,954)	$144,393

At December 31, 2018, several debt securities have unrealized losses with aggregate depreciation of less than 3% from the Company’s amortized cost basis. The unrealized losses were primarily caused by interest rate fluctuations. It is expected that none of these securities would be settled at a price less than the par value of the investment. Because the decline in market value is attributable to changes in interest rates and not to credit quality, and because the Company does not intend to sell the securities and it is more likely than not that the Company will not be required to sell the securities before recovery of their amortized cost bases, which may be maturity, the Company does not consider these securities to be other than temporarily impaired at December 31, 2018.

For the year ended December 31, 2018, proceeds from sales of equity securities amounted to $4.8 million. Unrealized losses recognized during the year ended December 31, 2018 on equity securities still held at December 31, 2018 amounted to $327,000.

For the years ended December 31, 2017 and 2016, proceeds from sales of securities available for sale amounted to $213.1 million and $97.8 million, respectively. Gross realized gains amounted to $2.2 million and $2.3 million, respectively, and gross realized losses amounted to $2.3 million and $981,000, respectively.

NOTE 4 - LOANS AND THE ALLOWANCE FOR LOAN LOSSES

A summary of the balances of loans follows:

	December 31,
	2018	2017
	(In thousands)
Real estate:
1-4 family residential	$1,020,321	$922,627
Home equity	66,945	80,662
Commercial real estate	866,478	834,264
Construction	74,976	91,050
	2,028,720	1,928,603
Commercial business	287,864	253,509
Consumer	15,454	21,698
Total loans	2,332,038	2,203,810
Allowance for loan losses	(19,335)	(20,877)
Discount and fair value adjustments on purchased loans	(1,107)	(1,477)
Deferred loan costs and fees, net	4,578	4,691
Loans, net	$2,316,174	$2,186,147

The Company has sold residential mortgage loans in the secondary mortgage market, some of which are sold with limited recourse. The Company has retained the servicing responsibility on a portion of the loans sold and receives fees for the services provided. The unpaid principal balances of mortgage loans serviced for others were $317.0 million and $245.1 million at December 31, 2018 and 2017, respectively. The maximum contingent liability associated with loans sold with recourse is $11.8 million at December 31, 2018. Neither mortgage loans serviced for others nor the contingent liability associated with sold loans is recorded on the consolidated balance sheets. There have been no contingency losses recognized on these loans to date.

The Company has transferred a portion of its originated commercial real estate, commercial business and construction loans to participating lenders. The amounts transferred have been accounted for as sales and are therefore not included on the consolidated balance sheets. The Company and participating lenders share ratably in cash flows and any gains or losses that may result from a borrower’s lack of compliance with contractual terms of the loan. The Company continues to service the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments (net of servicing fees) to participating lenders and disburses required escrow funds to relevant parties. At December 31, 2018 and 2017, the Company was servicing loans for participants aggregating $93.5 million and $88.8 million, respectively.

At December 31, 2018 and 2017, 1-4 family residential loans in the amount of $900.8 million and $816.9 million, respectively, and commercial real estate loans in the amount of $240.3 million and $266.3 million, respectively, were pledged to secure borrowings. See Note 8.

Activity in the allowance for loan losses for the years ended December 31, 2018, 2017 and 2016 follows:

	1-4 Family Residential	Home Equity	Commercial Real Estate	Construction	Commercial Business	Consumer	Unallocated	Total
	(In thousands)
2018
Beginning balance	$5,076	$699	$9,584	$1,708	$3,473	$337	$—	$20,877
Provision (credit) for loan losses	356	(157)	(835)	(634)	173	(21)	—	(1,118)
Loans charged-off	—	—	(194)	—	(178)	(91)	—	(463)
Recoveries	—	—	—	—	31	8	—	39
Ending balance	$5,432	$542	$8,555	$1,074	$3,499	$233	$—	$19,335

	1-4 Family Residential	Home Equity	Commercial Real Estate	Construction	Commercial Business	Consumer	Unallocated	Total
	(In thousands)
2017
Beginning balance	$4,846	$537	$8,374	$1,353	$3,206	$434	$—	$18,750
Provision (credit) for loan losses	83	162	1,283	355	193	22	—	2,098
Loans charged-off	(52)	—	(73)	—	—	(134)	—	(259)
Recoveries	199	—	—	—	74	15	—	288
Ending balance	$5,076	$699	$9,584	$1,708	$3,473	$337	$—	$20,877

2016
Beginning balance	$3,916	$636	$7,147	$1,364	$2,839	$772	$428	$17,102
Provision (credit) for loan losses	830	(99)	1,447	(11)	3,428	(282)	(428)	4,885
Loans charged-off	—	—	(321)	—	(3,098)	(56)	—	(3,475)
Recoveries	100	—	101	—	37	—	—	238
Ending balance	$4,846	$537	$8,374	$1,353	$3,206	$434	$—	$18,750

Additional information pertaining to the allocation of the allowance for loan losses to loan segments at December 31, 2018 and 2017, follows:

	1-4 Family Residential	Home Equity	Commercial Real Estate	Construction	Commercial Business	Consumer	Unallocated	Total
	(In thousands)
December 31, 2018
Allowance related to impaired loans	$44	$—	$—	$—	$—	$—	$—	$44
Allowance related to non-impaired loans	5,388	542	8,555	1,074	3,499	233	—	19,291
Total allowance for loan losses	$5,432	$542	$8,555	$1,074	$3,499	$233	$—	$19,335

Impaired loans	$6,084	$1,429	$3,310	$—	$163	$82	$—	$11,068
Non-impaired loans	1,014,237	65,516	863,168	74,976	287,701	15,372	—	2,320,970
Total loans	$1,020,321	$66,945	$866,478	$74,976	$287,864	$15,454	$—	$2,332,038
December 31, 2017
Allowance related to impaired loans	$80	$—	$—	$—	$—	$1	$—	$81
Allowance related to non-impaired loans	4,996	699	9,584	1,708	3,473	336	—	20,796
Total allowance for loan losses	$5,076	$699	$9,584	$1,708	$3,473	$337	$—	$20,877

Impaired loans	$5,949	$1,387	$4,744	$—	$—	$202	$—	$12,282
Non-impaired loans	916,678	79,275	829,520	91,050	253,509	21,496	—	2,191,528
Total loans	$922,627	$80,662	$834,264	$91,050	$253,509	$21,698	$—	$2,203,810

The following is a summary of past due and non-accrual loans, by loan segment, at December 31, 2018 and 2017:

	30-59 Days Past Due	60-89 Days Past Due	Past Due 90 Days or More	Total Past Due	Loans on Non-accrual
	(In thousands)
December 31, 2018
Real estate:
1-4 family residential	$865	$597	$1,783	$3,245	$5,627
Home equity	—	—	1,216	1,216	1,429
Commercial real estate	—	—	—	—	3,310
Commercial business	—	—	163	163	163
Consumer	—	9	17	26	65
Total	$865	$606	$3,179	$4,650	$10,594

December 31, 2017
Real estate:
1-4 family residential	$381	$348	$2,184	$2,913	$5,190
Home equity	509	13	656	1,178	1,387
Commercial real estate	—	—	3,893	3,893	4,744
Consumer	107	7	92	206	202
Total	$997	$368	$6,825	$8,190	$11,523
There were no loans past due 90 days or more and still accruing at December 31, 2018 and 2017.

The following is a summary of information pertaining to impaired loans by loan segment at the dates indicated:

	Recorded Investment	Unpaid Principal Balance	Related Allowance
December 31, 2018	(In thousands)
Impaired loans without a valuation allowance:
Real estate:
1-4 family residential	$4,543	$4,939	$—
Home equity	1,429	1,557	—
Commercial real estate	3,310	3,511	—
Commercial business	163	314	—
Consumer	82	100	—
Total	9,527	10,421	—

Impaired loans with a valuation allowance:
1-4 family residential	1,541	1,541	44
Total	1,541	1,541	44

Total impaired loans	$11,068	$11,962	$44

December 31, 2017
Impaired loans without a valuation allowance:
Real estate:
1-4 family residential	$4,501	$4,897	$—
Home equity	1,387	1,523	—
Commercial real estate	4,744	5,206	—
Commercial business	—	11	—
Consumer	191	243	—
Total	10,823	11,880	—

Impaired loans with a valuation allowance:
1-4 family residential	1,448	1,448	80
Consumer	11	11	1
Total	1,459	1,459	81

Total impaired loans	$12,282	$13,339	$81

The following tables set forth information regarding average balances and interest income recognized (the majority of which is on a cash basis) on impaired loans, by segment, for the years ended December 31, 2018, 2017 and 2016:

	Average Recorded Investment	Interest Income Recognized
2018	(In thousands)
Real estate:
1-4 family residential	$6,144	$285
Home equity	1,636	73
Commercial real estate	3,239	121
Commercial business	162	14
Consumer	114	5
Total	$11,295	$498

2017
Real estate:
1-4 family residential	$6,254	$281
Home equity	1,264	58
Commercial real estate	4,125	220
Commercial business	129	20
Consumer	241	9
Total	$12,013	$588

2016
Real estate:
1-4 family residential	$6,451	$449
Home equity	555	29
Commercial real estate	3,192	206
Commercial business	672	55
Consumer	160	12
Total	$11,030	$751

No additional funds are committed to be advanced in connection with impaired loans.

Troubled debt restructurings recorded during the years ended December 31, 2018 and 2017 are as follows:

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(In thousands)
Year Ended December 31, 2018
Real estate:
1-4 family residential	4	$558	$566
Home equity	1	359	359
Commercial real estate	1	1,563	1,563
Total	6	$2,480	$2,488

Year Ended December 31, 2017
Real estate:
1-4 family residential	4	$973	$973
Total	4	$973	$973
There were no material troubled debt restructurings recorded during the year ended December 31, 2016. Loans modified during the years ended December 31, 2018 and 2017 were modified to capitalize past due interest for 1-4 family residential and home equity loans and extend interest for commercial real estate loans. There were no troubled debt restructurings that defaulted in the first twelve months after restructure during the years ended December 31, 2018 and 2017.

Credit Quality Information
The Company utilizes a ten-grade internal loan rating system for all loans as follows:
Loans rated 1 - 6 are considered "acceptable" rated loans that are performing as agreed, and generally require only routine supervision.
Loans rated 7 are considered “special mention.” These loans are starting to show signs of potential weakness and are being closely monitored by management.
Loans rated 8 are considered “substandard.” Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected. Generally, all loans 90 days delinquent are rated 8.
Loans rated 9 are considered “doubtful.” Serious problems exist to the point where a partial loss of principal is likely. Weakness is so pronounced that on the basis of current information, conditions and values, collection in full is highly improbable.
Loans rated 10 are considered "loss" and the credit extended to the customer is considered uncollectible or of such little value that it does not warrant consideration as an active asset.

The Company assigns a 6 risk-rating to otherwise performing, satisfactorily collateralized consumer and residential loans where the Company becomes aware of deterioration in a FICO score or other indication of potential inability to service the debt. The Company assigns risk ratings of 7-10 to residential or consumer loans that have a well-defined weakness that may jeopardize the collection of the contractual principal and interest, are contractually past due 90 days or more or legal action has commenced against the borrower. All other residential mortgage and consumer loans have no risk rating.

On an annual basis, or more often if needed, the Company formally reviews the ratings on all commercial and construction loans. At least annually, the Company engages an independent third party to review a significant portion of loans within these segments. Management uses the results of these reviews as part of its annual review process. Management primarily utilizes delinquency reports, the watch list and other loan reports to monitor credit quality of other loan segments.

The following tables present the Company’s loans by risk rating at December 31, 2018 and 2017:

	1-4 Family Residential	Home Equity	Commercial Real Estate	Construction	Commercial Business	Consumer	Total Loans
	(In thousands)
December 31, 2018
Loans rated 1 - 6	$987	$320	$854,152	$74,976	$270,603	$3	$1,201,041
Loans rated 7	3,357	1,461	5,277	—	15,986	66	26,147
Loans rated 8	2,372	—	7,049	—	1,275	16	10,712
Loans rated 9	241	—	—	—	—	—	241
Loans rated 10	—	—	—	—	—	—	—
Loans not rated	1,013,364	65,164	—	—	—	15,369	1,093,897
	$1,020,321	$66,945	$866,478	$74,976	$287,864	$15,454	$2,332,038
December 31, 2017
Loans rated 1 - 6	$1,022	$270	$821,815	$91,050	$252,765	$3	$1,166,925
Loans rated 7	2,848	1,523	4,660	—	744	121	9,896
Loans rated 8	2,566	—	7,789	—	—	—	10,355
Loans rated 9	250	—	—	—	—	—	250
Loans rated 10	—	—	—	—	—	—	—
Loans not rated	915,941	78,869	—	—	—	21,574	1,016,384
	$922,627	$80,662	$834,264	$91,050	$253,509	$21,698	$2,203,810

NOTE 5 - OTHER REAL ESTATE OWNED

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, less cost to sell, at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations, changes in the valuation allowance and any direct writedowns are included in net expenses from foreclosed assets. At December 31, 2018, other real estate owned consists of one commercial real estate property that the Company foreclosed on during the year ended December 31, 2018. The balance was $3.6 million as of December 31, 2018. There was no balance as of December 31, 2017.

Noninterest expenses applicable to foreclosed assets were $101,000 and $14,000 during the years ended December 31, 2018 and 2017, respectively.

NOTE 6 - PREMISES AND EQUIPMENT
A summary of the cost and accumulated depreciation and amortization of premises and equipment follows:

	December 31,		Estimated Useful Lives
	2018	2017
	(In thousands)
Land	$4,087	$4,087
Buildings	10,413	11,043	5 to 40 years
Leasehold improvements	9,645	9,551	5 to 10 years
Furniture and fixtures	4,213	4,139	3 to 5 years
Technology equipment	7,128	6,579	1 to 3 years
Construction in progress	3	185
Premises and equipment, gross	35,489	35,584
Less accumulated depreciation and amortization	(15,977)	(14,011)
Premises and equipment, net	$19,512	$21,573
Depreciation and amortization expense for the years ended December 31, 2018, 2017 and 2016 amounted to $2.0 million, $2.1 million and $2.0 million, respectively.

NOTE 7 - DEPOSITS

A summary of deposit balances, by type, is as follows:

	December 31,
	2018	2017
	(In thousands)
NOW and demand	$400,361	$381,316
Regular savings	198,871	221,004
Money market	569,433	646,603
Brokered money market	81,366	92,798
Total non-certificate accounts	1,250,031	1,341,721

Term certificates of $250,000 or more	184,102	134,649
Term certificates less than $250,000	380,353	313,733
Brokered certificates of deposit	323,071	249,766
Total certificate accounts	887,526	698,148
Total deposits	$2,137,557	$2,039,869

At December 31, 2018, the scheduled maturities of certificate accounts, including brokered certificates of deposits, are as follows:

	Amount	Weighted Average Rate
	(Dollars in thousands)
2019	629,542	1.95%
2020	141,955	2.07
2021	84,885	2.59
2022	27,686	2.12
2023	3,458	1.63
	$887,526	2.04%

NOTE 8 - BORROWINGS

Federal Home Loan Bank of Boston advances

FHLBB advances with an original maturity of less than one year amounted to $153.0 million and $100.0 million at December 31, 2018 and 2017, respectively, with a weighted average rate of 2.64% and 1.57%, respectively. The Company also had, at both December 31, 2018 and 2017, a $7.7 million line of credit with the FHLBB with an interest rate that adjusts daily. No advances were outstanding on this line at December 31, 2018 or 2017. All borrowings from the FHLBB are secured by a blanket security agreement on qualified collateral, principally residential and commercial mortgage loans, as well as certain U.S. government-sponsored enterprise securities. See Notes 3 and 4.

Long-term debt consists of the following FHLBB advances:

	December 31, 2018		December 31, 2017
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Fixed-rate advances maturing:
2018	$—	—%	$25,000	1.97%
2019	35,000	1.32	35,000	1.32
2020	35,000	1.70	35,000	1.70
2021	10,000	2.96	—	—
2022	—	—	10,000	0.42
	$80,000	1.69%	$105,000	1.51%

Other lines-of-credit

At December 31, 2018 and 2017, the Company had $35.0 million and $42.0 million, respectively, in available unsecured federal funds lines with correspondent banks, which could be drawn upon, as needed. There were no amounts outstanding at December 31, 2018 or 2017.

NOTE 9 - INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	Years Ended December 31,
	2018	2017	2016
		(In thousands)
Current tax provision:
Federal	$6,974	$6,984	$3,617
State	2,716	1,551	306
	9,690	8,535	3,923
Deferred tax provision (benefit):
Federal	(692)	1,792	344
State	(147)	77	47
Statutory rate change	—	2,500	(289)
Federal and State	(839)	4,369	102
Change in valuation reserve	—	(1,678)	(220)
Deferred income tax provision (benefit)	(839)	2,691	(118)
Provision for income taxes	$8,851	$11,226	$3,805

The reasons for the differences between the statutory federal income tax provision and the actual tax provision are summarized as follows:

	Years Ended December 31,
	2018	2017	2016
	(Dollars in thousands)
Statutory federal tax provision	$7,015	$9,700	$4,236
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	2,030	1,058	233
Dividends received deduction	(3)	(26)	(41)
Tax-exempt bank-owned life insurance	(231)	(372)	(528)
Tax-exempt interest	(103)	(155)	(189)
Change in valuation reserve	—	(1,678)	(220)
Equity incentives	(398)	121	294
Amortization of low income housing partnership	325	166	219
Tax credits utilized	(405)	(188)	(286)
Executive compensation	545	—	—
Accrual adjustment	102	23	207
Statutory rate change	—	2,500	(289)
Other, net	(26)	77	169
Total provision for income taxes	$8,851	$11,226	$3,805
Effective tax rates	26.5%	40.5%	30.5%

The components of the net deferred tax asset are as follows:

	December 31,
	2018	2017
	(In thousands)
Deferred tax assets:
Federal	$6,745	$6,742
State	3,665	3,416
Deferred tax assets, gross	10,410	10,158
Valuation reserve	(112)	(112)
Deferred tax assets, net	10,298	10,046
Deferred tax liabilities:
Federal	(2,168)	(3,050)
State	(1,011)	(996)
Deferred tax liabilities	(3,179)	(4,046)
Net deferred tax asset	$7,119	$6,000

The tax effects of each item that give rise to deferred tax assets (liabilities) are as follows:

	December 31,
	2018	2017
	(In thousands)
Deferred tax assets:
Depreciation and amortization	$62	$279
Employee benefit plans and share-based compensation plans	1,236	410
Allowance for loan losses	5,484	5,868
Contribution carryover	288	1,122
Net unrealized losses on defined benefit pension plan	1,016	757
Deferred rent expense	211	170
Acquisition costs	468	—
Valuation reserve	(112)	(112)
Deferred tax liabilities:
Deferred loan origination costs	(1,290)	(1,338)
Net unrealized gain on securities held as, or transferred from, available for sale	(153)	(166)
Gain on exchange of investment in Northeast Retirement Services	—	(959)
Other	(91)	(31)
Net deferred tax asset	$7,119	$6,000

A summary of the change in the net deferred tax asset is as follows:

	Years Ended December 31,
	2018	2017	2016
	(In thousands)
Balance at beginning of year	$6,000	$10,146	$10,665
Deferred tax (provision) benefit	839	(2,691)	118
Tax effect of changes in accumulated other comprehensive income/loss	280	(1,455)	(637)
Balance at end of year	$7,119	$6,000	$10,146

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) became law. The Act amends the Internal Revenue Code to reduce tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, the Act reduces the corporate tax rate from a maximum of 35% to 21%. The rate reduction was effective January 1, 2018. As a result of the reduction in the corporate tax rate, the Company revalued its net deferred tax asset as of December 31, 2017 and as a result, recognized additional income tax expense of $2.5 million in the Company’s consolidated statement of net income for the fourth quarter of 2017.

At both December 31, 2018 and 2017, management continued to maintain a valuation reserve in the amount of $112,000, primarily related to state deferred tax assets. During 2017, management determined that due to positive evidence supporting future state profitability, it is more likely than not a tax benefit could be realized for state deferred tax assets with the exception of a portion of the state charitable contribution carryforward. As a result, the Company reversed $1.7 million of valuation allowance with a corresponding benefit to the consolidated statement of net income.

At December 31, 2018, the Company allocated tax expense between the components of the consolidated statements of income as required by the intraperiod allocation rules.

The federal income tax reserve for loan losses at the Company’s base year amounted to $1.3 million. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the year in which used. As the Company intends to use the reserve to only absorb loan losses, a deferred income tax liability of $357,000 has not been provided.

The Company’s income tax returns are subject to review and examination by federal and state taxing authorities. The Company is currently open to audit under the applicable statutes of limitations by the Internal Revenue Service and state taxing authorities for the years ended December 31, 2015 through 2018.

Management periodically evaluates the sustainability of tax positions taken. Whenever management estimates the probability of sustaining a tax position is at least more likely than not, the tax position is deemed warranted and is recognized at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Interest and penalties related to uncertain tax positions are recognized as income tax expense. In the years ended December 31, 2018, 2017 and 2016, $9,000, $13,000, and $22,000, respectively, of interest and penalties were paid.

NOTE 10 - EQUITY

Minimum regulatory capital requirements

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Federal banking regulations include minimum capital ratios as displayed in the following table. Additionally, community banking institutions must maintain a capital conservation buffer of common equity Tier 1 capital in an amount greater than 2.5% of total risk-weighted assets to avoid being subject to limitations on capital distributions and discretionary bonuses. The capital conservation buffer is being phased in over three years, beginning on January 1, 2016, with an initial phase-in of 0.625%. Also, certain deductions from and adjustments to regulatory capital are being phased in over several years. The required minimum conservation buffer is 1.875% as of December 31, 2018 and will increase to 2.5% on January 1, 2019. Management believes that the Company’s capital levels will remain characterized as well-capitalized throughout the phase-in periods. Management believes that the Company will remain characterized as “well capitalized” throughout the phase-in periods.

As of December 31, 2018, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank’s category. Management believes, as of December 31, 2018 and 2017, that the Company and the Bank meet all capital adequacy requirements to which they are subject. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2018 and 2017 are also presented in the following table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Blue Hills Bancorp, Inc.:
December 31, 2018
Total capital (to risk weighted assets)	$417,198	18.2%	$183,559	8.0%	$229,449	10.0%
Tier 1 capital (to risk weighted assets)	397,863	17.3	137,669	6.0	183,559	8.0
Common equity Tier 1 (to risk weighted assets)	397,863	17.3	103,252	4.5	149,142	6.5
Tier 1 capital (to average assets)	397,863	14.4	110,640	4.0	138,301	5.0
December 31, 2017
Total capital (to risk weighted assets)	410,088	19.7	166,635	8.0	208,294	10.0
Tier 1 capital (to risk weighted assets)	389,211	18.7	124,977	6.0	166,635	8.0
Common equity Tier 1 (to risk weighted assets)	389,211	18.7	93,732	4.5	135,391	6.5
Tier 1 capital (to average assets)	389,211	14.9	104,278	4.0	130,348	5.0
Blue Hills Bank:
December 31, 2018
Total capital (to risk weighted assets)	363,890	15.9	183,401	8.0	229,251	10.0
Tier 1 capital (to risk weighted assets)	344,555	15.0	137,550	6.0	183,401	8.0
Common equity Tier 1 (to risk weighted assets)	344,555	15.0	103,163	4.5	149,013	6.5
Tier 1 capital (to average assets)	344,555	12.5	110,487	4.0	138,108	5.0
December 31, 2017
Total capital (to risk weighted assets)	341,175	16.4	166,391	8.0	207,988	10.0
Tier 1 capital (to risk weighted assets)	320,298	15.4	124,793	6.0	166,391	8.0
Common equity Tier 1 (to risk weighted assets)	320,298	15.4	93,595	4.5	135,192	6.5
Tier 1 capital (to average assets)	320,298	12.3	104,137	4.0	130,171	5.0

Preferred stock

The Company has authorized 50,000,000 shares, zero par value of Preferred Stock. As of December 31, 2018, there were no shares issued or outstanding.

Restrictions on dividends, loans and advances

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be paid in any calendar year cannot exceed the Bank’s net income for the current year, plus the Bank’s net income retained for the two previous years, without regulatory approval. Loans or advances are limited to 10 percent of the Bank’s capital stock and surplus on a secured basis. At December 31, 2018, the Bank's retained earnings available for the payment of dividends was $47.1 million. Funds available for loans or advances by the Bank to the Company amounted to $33.8 million. In addition, as a result of regulatory capital requirements, $183.4 million of the Company's $351.3 million equity in the net assets of the Bank was restricted at December 31, 2018.

In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable capital requirements.

The payment of dividends by the Company is subject to Maryland law. The Company can pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if Blue Hills Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution; provided, however, that even if the Company's assets are less than the amount necessary to satisfy the requirement set forth in (ii) above, the Company may make a distribution from: (A) the Company's net earnings for the fiscal year in which the distribution is made; (B) the Company's net earnings for the preceding fiscal year; or (C) the sum of the Company's net earnings for the preceding eight fiscal quarters. The holders of common stock of the Company will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available. If the Company issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Liquidation account

At the time of conversion to a stock holding company, the Company substantially restricted retained earnings by establishing a liquidation account and the Bank established a parallel liquidation account. The liquidation accounts amounted to $40.0 million and $49.0 million at December 31, 2018 and 2017, respectively, and are maintained for the benefit of eligible deposit account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation accounts will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation accounts. In the event of a complete liquidation of the Bank, each account holder will be entitled to receive a distribution from the liquidation accounts as described in the Plan of Conversion. Neither the Company nor the Bank may declare or pay a cash dividend on its common stock if such dividend would cause its regulatory capital to be reduced below the amount required to maintain its respective liquidation account.

NOTE 11 - EMPLOYEE BENEFIT PLANS

Pension plan

The Company historically provided basic and supplemental pension benefits for eligible employees through the Savings Banks Employees Retirement Association’s (“SBERA”) Pension Plan (the “Plan”). The Company accounts for the defined benefit pension plan using an actuarial model that allocates pension costs over the service period of employees in the plan. The Company accounts for the over-funded or under-funded status of its defined benefit plan as an asset or liability on its consolidated balance sheets and recognizes changes in the funded status in the year in which the changes occur as other comprehensive income or loss. The Company amended its defined benefit pension plan to freeze all participants effective October 31, 2014. Accumulated benefits for participants earned through the end of October 2014 will remain secured by the Plan assets. Information pertaining to the Plan is as follows:

	Years Ended December 31,
	2018	2017	2016
	(In thousands)
Change in plan assets:
Fair value of plan assets at beginning of year	$10,763	$9,811	$8,814
Actual return (loss) on plan assets	(609)	1,414	847
Employer contribution	—	1,110	470
Benefits paid	(457)	(178)	(320)
Settlement payments	—	(1,394)	—
Fair value of plan assets at end of year	9,697	10,763	9,811
Change in benefit obligation:
Benefit obligation at beginning of year	11,195	11,896	10,772
Interest cost	370	390	422
Actuarial loss	(284)	481	1,022
Benefits paid	(457)	(178)	(320)
Settlement payments	—	(1,394)	—
Benefit obligation at end of year	10,824	11,195	11,896
Funded status and accrued liability at end of year	$(1,127)	$(432)	$(2,085)

Accumulated benefit obligation at end of year	$10,824	$11,195	$11,896

At December 31, 2018 and 2017, the discount rate used to determine the benefit obligation was 4.03% and 3.43%, respectively.

The components of net periodic pension cost (benefit) are as follows:

	Years Ended December 31,
	2018	2017	2016
	(In thousands)
Interest cost	$370	$390	$422
Expected return on plan assets	(828)	(758)	(720)
Amortization of net actuarial loss	266	297	271
Settlement loss	—	317	—
Net periodic pension cost (benefit)	$(192)	$246	$(27)

The assumptions used to determine net periodic pension cost (benefit) are as follows:

	Years Ended December 31,
	2018	2017	2016
Discount rate	3.43%	3.86%	4.01%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%

The Company has selected its assumption with respect to the expected long-term rate of return based on prevailing yields on high-quality, fixed-income investments increased by a premium for equity return expectations.

SBERA offers a common and collective trust as the underlying investment structure for pension plans participating in SBERA. The target allocation mix for the common and collective trust portfolio calls for an equity-based investment range from 40% to 64% of total portfolio assets. The remainder of the portfolio is allocated to fixed income from 15% to 25% and other investments including global asset allocation and hedge funds from 25% to 41%. The Trustees of SBERA, through the Investment Committee, select investment managers for the common and collective trust portfolio. A professional investment advisory firm is retained by the Investment Committee to provide allocation analysis, performance measurement and to assist with manager searches. The overall investment objective is to diversify equity investments across a spectrum of investment types to limit risks from large market swings.

The fair value of major categories of the Company’s pension plan assets are summarized below:

	Level 1	Level 2	Level 3	Total Fair Value
	(In thousands)
December 31, 2018
Collective funds	$546	$—	$—	$546
Equity securities	1,061	—	—	1,061
Mutual funds	2,970	—	—	2,970
Total investments measured in the fair value hierarchy	4,577	—	—	4,577

Investments measured at net asset value (a)				5,120
				$9,697

December 31, 2017
Collective funds	$420	$—	$—	$420
Equity securities	2,413	—	—	2,413
Mutual funds	2,079	—	—	2,079
	$4,912	$—	$—	$4,912

Investments measured at net asset value (a)				5,851
				$10,763
(a) In accordance with FASB ASC 820, Fair Value Measurements, certain investments that were measured at net asset value per share (or its equivalent) have not been classified in the fair value hierarchy. There are no unfunded commitments or redemption restrictions for these investments, which can be redeemed on a daily basis.

The fair value hierarchy above was received from SBERA, the plan administrator. The Plan assets measured at fair value in Level 1 are based on quoted market prices in an active exchange market. Plan assets measured at fair value in Level 2 are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data. Plan assets measured at fair value in Level 3 are based on unobservable inputs, which include the SBERA’s assumptions and the best information available under the circumstance.

Estimated future benefit payments, assuming employees retire at age 65 and take normal distribution payments, are as follows:

Amount
Year Ending December 31,	(In thousands)
2019	$608
2020	791
2021	1,036
2022	707
2023	695
2024-2028	3,266

The Company contributed $370,000 to the Plan in January 2019. No further contributions are anticipated during 2019.

401(k) Plan

The Company has a 401(k) Plan whereby each employee having completed at least three months of service beginning with their date of employment, automatically becomes an eligible participant in the 401(k) Plan. Employees may contribute a portion of their compensation subject to certain limits based on Federal tax laws. The Company provides a 4% matching contribution equal to 100% of an employee’s first 3% of deferral and 50% of the next 2% deferral. For the years ended December 31, 2018, 2017 and 2016 expenses related to the plan were $929,000, $670,000, and $784,000, respectively.

Short-term Incentive Compensation Plan

All employees meeting specified service requirements are eligible to participate in the discretionary Short-term Incentive Compensation Plan. The purpose of the plan is to motivate and reward employees for achieving strategic objectives through a goals program. The Company recorded expenses of $3.3 million, $2.9 million, and $2.5 million for achievement of the 2018, 2017 and 2016 goals, respectively.

Employee Stock Ownership Plan

The Company maintains the ESOP to provide eligible employees the opportunity to own Company stock. This plan is a tax-qualified retirement plan for the benefit of Company employees. The Company, through its wholly-owned subsidiary, Blue Hills Funding Corporation, granted a loan to the ESOP in July of 2014 for the purchase of 2,277,345 shares of the Company’s common stock at a price of $10.00 per share. Principal and interest is payable annually over 30 years at a rate per annum equal to the Prime Rate (5.50% at December 31, 2018). Loan payments are funded by cash contributions from the Company and dividends received on unallocated shares. The loan is secured by the shares purchased, which are held in a suspense account for allocation among participants as the loan is repaid. The balance of the ESOP loan at December 31, 2018 was $20.1 million. Contributions are allocated to eligible participants on the basis of compensation, subject to federal tax limits. The number of shares committed to be released per year is 75,912 through 2043. Shares held by the ESOP include the following:

	December 31,
	2018	2017

Allocated	291,617	219,860
Committed to be allocated	75,912	75,912
Unallocated	1,897,786	1,973,699
	2,265,315	2,269,471

The fair value of unallocated shares was $40.5 million and $39.7 million at December 31, 2018 and 2017, respectively.
Total compensation expense recognized in connection with the ESOP amounted to $1.6 million, $1.4 million, and $1.1 million for the years ended December 31, 2018, 2017 and 2016, respectively.

Supplemental Executive Retirement Agreement with William M. Parent.

On July 30, 2018, the Company entered into a Supplemental Executive Retirement Agreement (the “SERP”) with William M. Parent, President and Chief Executive Officer of the Bank, effective July 1, 2018, to provide additional retirement benefits to Mr. Parent who has contributed significantly to the success of the Bank and whose continued services are vital to the Bank’s continued growth and success. Under the terms of the SERP, Mr. Parent is entitled to the value of a vested account balance upon his separation from service (as defined in the SERP). The account will immediately become 100% vested upon Mr. Parent’s death prior to separation from service, his disability, or upon a separation from service with or following a change in control (as defined in the SERP). The Bank will credit the account balance with a one-time contribution of $3.0 million, and in addition will credit the account with interest, compounded monthly. The account balance is subject to a five-year vesting schedule, with 20% of the account balance vesting on each July 1st, beginning on July 1, 2018 through 2022. Upon a separation from service or death, the vested account balance will be paid in a lump sum payment to Mr. Parent or his beneficiary, as applicable. In the event Mr. Parent’s employment is terminated following a change in control, an amount equal to $3.0 million, plus interest, will be paid to him in a single payment. The total amount accrued under the SERP as of December 31, 2018 was $927,000.

NOTE 12 - STOCK BASED COMPENSATION

Under the Blue Hills Bancorp, Inc. 2015 Equity Incentive Plan (the "Equity Plan"), the Company may grant options, restricted stock, restricted units or performance awards to its directors, officers and employees. Both incentive stock options and non-qualified stock options may be granted under the Equity Plan, with the total number of shares reserved for options equaling 2,846,681. The exercise price of each option equals the market price of the Company’s stock on the date of grant and the maximum term of each option is ten years. A total of 1,138,673 shares are reserved for awards of restricted stock or restricted units. The vast majority of options and awards vest ratably over five years. The fair value of shares awarded is based on the market price at the date of grant.

Expense related to options and restricted stock granted to employees is recognized in salaries and benefits within noninterest expense and expense related to options and restricted stock granted to directors is recognized as directors' fees within noninterest expense.

The Company has standard form agreements used for stock option and restricted stock awards and generally provide that: (1) any unvested options or unvested restricted stock vest upon a Change in Control; and, that (2) any stock options which vest pursuant to a Change in Control, which is an event described in Section 280G of the Internal Revenue Code of 1986, will be cashed out at the difference between the acquisition price and the exercise price of the stock option.

Stock Options

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

•	Volatility is based on peer group volatility because the Company does not have a sufficient trading history.

•	Expected life represents the period of time that the option is expected to be outstanding, taking into account the contractual term, and the vesting period.

•	Expected dividend yield is based on the Company's history and expectation of dividend payouts.

•	The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period equivalent to the expected life of the option.

The Company made the following awards of options to purchase shares of common stock during the years ended December 31, 2018, 2017 and 2016:

	2018	2017	2016
Options granted	214,500	412,100	55,000
Vesting period (years)	5	5	5
Term (years)	10	10	10
Fair value calculation assumptions:
Expected volatility	25.40%-26.47%	26.91%-27.43%	28.47%
Expected life (years)	6.5	6.5	6.5
Expected dividend yield	3.21%-3.47%	0.71%-2.22%	0.58%
Risk free interest rate	2.39%-2.80%	1.87%-2.16%	1.38%
Fair value per option	$4.12-$4.13	$4.07-$5.31	$4.02
Weighted average grant date fair value	$4.12	$5.09	$4.02

A summary of the status of the Company's stock option grants for the year ended December 31, 2018 is presented in the table below:

	Stock Option Awards	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance at January 1, 2018	2,684,650	$14.70
Granted	214,500	21.04
Forfeited	(79,120)	14.31
Exercised	(332,000)	14.08		$2,609,000
Outstanding at December 31, 2018	2,488,030	$15.34	7.21	$14,961,000
Exercisable at December 31, 2018	1,260,670	$14.34	6.86	$8,831,000
Unrecognized compensation cost inclusive of directors' options at December 31, 2018	$4,577,000
Weighted average remaining recognition period (years)	2.56

For the years ended December 31, 2018, 2017 and 2016, stock based compensation expense applicable to the stock options was $3.6 million, $2.3 million and $2.1 million, respectively. The recognized tax benefit related to this expense was $778,000, $657,000 and $502,000, respectively.

In accordance with the Merger Agreement, the President and Chief Executive Officer of the Company had an acceleration of vesting on his remaining unvested options. The acceleration qualified as a material modification of the award and an additional compensation charge of approximately $1.3 million was recognized in the fourth quarter of 2018. The expense is included in merger expenses on the consolidated statement of income.

Restricted Stock

Shares issued upon vesting may be either authorized but unissued shares or reacquired shares held by the Company. Any shares not issued because vesting requirements are not met will again be available for issuance under the plan. The fair market value of shares awarded, based on the market price at the date of grant, is recorded as unearned compensation and amortized over the applicable vesting period. Of the restricted shares granted 40,000 are performance based, of which 12,000 have vested, and 24,000 remain unvested. There were 2,000 performance shares forfeited during the year ended December 31, 2018.

The following table presents the activity in non-vested stock awards under the Equity Plan for the year ended December 31, 2018:

	Outstanding Restricted Stock Awards	Weighted Average Grant Price

Non-vested stock awards at January 1, 2018	730,420	$15.11
Granted	59,300	21.10
Vested	(206,387)	14.82
Forfeited	(24,890)	14.31
Non-vested stock awards at December 31, 2018	558,443	$15.90
Unrecognized compensation cost inclusive of directors' awards at December 31, 2018	$7,377,000
Weighted average remaining recognition period (years)	2.48

For the years ended December 31, 2018, 2017 and 2016, stock based compensation expense applicable to restricted stock awards was $3.2 million, $3.2 million and $2.8 million, respectively. The recognized tax benefit related to this expense was $908,000, $1.3 million and $987,000, respectively.

NOTE 13 - EARNINGS PER SHARE

Earnings per share consisted of the following components for the years ended December 31, 2018, 2017 and 2016.

	2018	2017	2016
	(Dollars in thousands, except per share amounts)
Net income applicable to common stock	$24,556	$16,489	$8,653

Average number of common shares outstanding	26,911,244	26,849,253	27,464,996
Less: Average unvested restricted stock awards	(711,297)	(851,779)	(957,364)
Less: Average unallocated ESOP shares	(1,935,743)	(2,011,652)	(2,087,227)
Average number of common shares outstanding used to calculate basic earnings per common share	24,264,204	23,985,822	24,420,405

Effect of dilutive stock options	575,308	248,161	—
Effect of dilutive unvested restricted stock awards	253,967	248,431	120,524
Average number of common shares outstanding used to calculate diluted earnings per common share	25,093,479	24,482,414	24,540,929

Earnings per common share:
Basic	$1.01	$0.69	$0.35
Diluted	$0.98	$0.67	$0.35

For the years ended December 31, 2018, 2017 and 2016, options for 562,062, 407,950 and 2,486,000 shares, respectively, were not included in the computation of diluted earnings per share because to do so would have been antidilutive as the weighted average exercise prices of the stock options exceeded the weighted average market price for the periods presented.

NOTE 14 - OTHER COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding commitments and contingencies which are not reflected in the accompanying consolidated financial statements.

Loan commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets. The contract amount of these instruments reflects the extent of involvement the Company has in these particular classes of financial instruments. The Company’s exposure to credit loss is represented by the contractual amount of the instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Financial instruments whose contract amounts represent credit risk consist of:

	December 31,
	2018	2017
	(In thousands)
Commitments to originate loans	$49,369	$66,020
Letters of credit	5,298	6,314
Unused lines-of-credit:
Commercial	253,777	203,631
Home equity	76,058	73,369
Consumer	903	15,819
Undisbursed construction loans	102,362	82,177

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments and unadvanced funds on lines-of-credit generally have fixed expiration dates and may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future cash requirements.
The Company evaluates each customer’s creditworthiness on a case-by-case basis. These financial instruments are primarily secured by mortgage liens on real estate.

Operating lease commitments

Pursuant to the terms of noncancelable lease agreements in effect at December 31, 2018, pertaining to premises, future minimum rent commitments are as follows:

Year Ending December 31,	Amount
(In thousands)
2019	$2,535
2020	2,454
2021	2,298
2022	2,283
2023	2,241
Thereafter	7,813
$19,624

Rent expense for years ended December 31, 2018, 2017 and 2016 amounted to $3.0 million, $3.0 million and $2.2 million, respectively. Certain leases contain renewal options for up to 30 years. The cost of such options is not included above.

Other commitments

Effective January 1, 2014, the Bank entered into an agreement for the naming rights of a Boston waterfront music venue. The agreement spans a ten-year period, with an opt-out option at the end of year seven, where the Bank paid $390,000 during the first year with 5% annual increases in subsequent years. Total expenses related to the agreement were $477,000, $454,000 and $430,000 for the years ended December 31, 2018, 2017 and 2016, respectively. This agreement was assigned to Independent effective in February 2019.

Employment and change in control agreements

The Company has entered into an employment agreement with its President and Chief Executive Officer that generally provides for a specified minimum annual compensation and the continuation of certain benefits currently received. Employment may be terminated for cause, as defined, or termination without cause, or upon certain change in control events, which would result in a cash severance payment that will be determined based on the event. The agreement has an initial term of three years, with automatic one-year extensions on the anniversary date of the agreement. The Company has also entered into change in control agreements with certain members of management which provide for the continuation of base salaries for specified periods of time in the event of involuntary termination without cause or termination for good reason in the event of a change in control.

Contingencies

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.

NOTE 15 - ON BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company is party to derivative financial instruments in the normal course of business to manage exposure to fluctuations in interest rates and to meet the needs of commercial customers. These financial instruments have been generally limited to loan level interest rate swap agreements, which are entered into with counterparties that meet established credit standards. These transactions involve both credit and market risk. The notional amounts are amounts on which calculations, payments, and the value of the derivatives are based. Notional amounts do not represent direct credit exposures. The fair value of the derivative instruments is reflected on the Company’s consolidated balance sheet as other assets or accrued expenses and other liabilities as appropriate. Changes in the fair value of these agreements are recorded in miscellaneous income in the consolidated statements of net income.

The Company did not have any fair value hedges or cash flow hedges at December 31, 2018 and 2017. The table below presents information about derivative financial instruments not designated as hedging instruments at December 31, 2018 and 2017.

	Derivative Gains		Derivative Losses
	Notional Amount	Fair Value	Notional Amount	Fair Value
	(In thousands)
December 31, 2018
Commercial loan level interest rate swap agreements	$628,928	$12,642	$628,928	$12,642
Other contracts	40,098	45	49,423	32
Total derivatives	$669,026	$12,687	$678,351	$12,674
December 31, 2017
Commercial loan level interest rate swap agreements	$582,388	$8,741	$582,388	$8,741
Other contracts	27,689	25	54,293	44
Total derivatives	$610,077	$8,766	$636,681	$8,785

The Company is exposed to credit-related losses in the event of nonperformance by the counterparties to these agreements. The Company controls the credit risk of its financial contracts through credit approvals, limits and monitoring procedures, and does not expect any counterparties to fail their obligations. The Company has minimum collateral posting thresholds with certain of its interest rate swap derivative counterparties.

Other contracts represent risk participation agreements on commercial loan level interest rate swap agreements. The Company has entered into risk participation agreements with the correspondent institutions to share in any interest rate swap gains or losses incurred as a result of the commercial loan customers’ termination of a loan level interest rate swap agreement prior to maturity. The Company records these risk participation agreements at fair value.

Mortgage banking derivatives

The Company enters into commitments to fund residential mortgage loans at specified rates and times in the future, with the intention that loans will subsequently be sold in the secondary market. Mortgage loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding. These commitments are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in non-interest income.

Outstanding loan commitments expose the Company to the risk that the price of the loans arising from exercise of the loan commitment might change from inception of the rate lock to funding of the loan due to changes in mortgage interest rates. If interest rates increase, the value of these loan commitments decreases. Conversely, if interest rates decrease, the value of these loan commitments increases.

To protect against the price risk inherent in derivative loan commitments, the Company utilizes both "mandatory delivery" and "best efforts" forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Mandatory delivery contracts are accounted for as derivative instruments. Included in the mandatory delivery forward commitments are To Be Announced securities (“TBAs”).
Mandatory delivery forward loan sale commitments are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in mortgage banking income.

With best effort contracts, the Company commits to deliver an individual mortgage loan of a specified principal amount and quality to an investor if the loan to the underlying borrower closes. Generally best efforts cash contracts have no pair off risk regardless of market movement. The price the investor will pay the seller for an individual loan is specified prior to the loan being funded (e.g., on the same day the lender commits to lend funds to a potential borrower). The Company expects that these best efforts forward loan sale commitments will experience a net neutral shift in fair value with related derivative loan commitments.

With mandatory delivery contracts, the Company commits to deliver a certain principal amount of mortgage loans to an investor at a specified price on or before a specified date. If the Company fails to deliver the amount of mortgages necessary to fulfill the commitment by the specified date, it is obligated to pay a “pair-off” fee, based on then-current market prices, to the investor/counterparty to compensate the investor for the shortfall. Generally the Company makes this type of commitment once mortgage loans have been funded and are held for sale, in order to minimize the risk of failure to deliver the requisite volume of loans to the investor and paying pair-off fees as a result. The Company also sells TBA securities to offset potential changes in the fair value of derivative loan commitments. Generally the Company sells TBA securities upon entering derivative loan commitments for settlement in 30 to 90 days.  The Company expects that mandatory delivery contracts, including TBA securities, will experience changes in fair value opposite to the changes in the fair value of derivative loan commitments.

At December 31, 2018, the Company had $7.6 million of interest rate lock commitments to borrowers and loans held for sale of $3.2 million with $10.8 million of forward commitments for the future delivery of residential mortgage loans on a best efforts basis. At December 31, 2018, the Company had $11.9 million of interest rate lock commitments to borrowers and loans held for sale of $1.1 million with $13.0 million of forward commitments for the future delivery of residential mortgage loans on a mandatory delivery basis. Included in the forward commitments are open TBAs with a notional amount of $10.0 million and $7.5 million of closed hedge instruments that are not settled at December 31, 2018.

At December 31, 2017, the Company had $16.4 million of loan commitments to borrowers and loans held for sale of $8.9 million with $25.3 million of forward commitments for the future delivery of residential mortgage loans on a best efforts basis. The Company did not have any commitments under mandatory delivery at December 31, 2017.

The fair value of such commitments as of December 31, 2018 and 2017 are outlined below:

	Assets		Liabilities
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(In thousands)
December 31, 2018
Derivative loan commitments:
Mortgage loan commitments - best efforts	Other Assets	$61	Other Liabilities	$41
Mortgage loan commitments - mandatory delivery	Other Assets	187	Other Liabilities	—
Total mortgage derivative commitments		$248		$41

Forward loan sale commitments
Forward loan sale commitments - best efforts	Other Assets	$85	Other Liabilities	$5
Forward loan sale commitments - mandatory delivery	Other Assets	—	Other Liabilities	84
Total forward loan sale commitments		$85		$89
Total		$333		$130

December 31, 2017
Derivative loan commitments:
Mortgage loan commitments - best efforts	Other Assets	$210	Other Liabilities	$36
Total mortgage derivative commitments		$210		$36

Forward loan sale commitments
Forward loan sale commitments - best efforts	Other Assets	$22	Other Liabilities	$69
Total forward loan sale commitments		$22		$69
Total		$232		$105

NOTE 16 - FAIR VALUE MEASURMENTS

Determination of fair value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various assets and liabilities. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the assets and liabilities.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts of cash and due from banks and short-term investments approximate fair value.

Securities: All fair value measurements are obtained from a third-party pricing service and are not adjusted by management. The securities measured at fair value in Level 1 are based on quoted market prices in an active exchange market. These securities include U.S. Treasury securities and marketable equity securities. All other securities are measured at fair value in Level 2 based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data.

Federal Home Loan Bank stock: The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Loans held for sale: Fair values are based on commitments in effect from investors or prevailing market prices.

Loans: Fair values are estimated using discounted cash flow analyses, using market interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Accrued interest receivable: The carrying amount of accrued interest receivable approximates fair value.

Deposits: The fair values for non-certificate accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificate accounts are estimated using a discounted cash flow calculation that applies market interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings: The fair values of borrowings are estimated using discounted cash flow analyses based on the current borrowing rates in the market for similar types of borrowing arrangements.

Interest rate swap agreements: The fair values of interest rate swap agreements are based on a valuation model that uses primarily observable inputs, such as benchmark yield curves and interest rates and also include the value associated with counterparty credit risk. Credit risk adjustments consider factors such as the likelihood of default by the Company and its counterparties, its net exposures and remaining contractual life. To date, the Company has not realized any losses due to a counterparty's inability to pay any net uncollateralized position.

Forward loan sale commitments and derivative loan commitments: Fair values of forward loan sale commitments and derivative loan commitments are based on fair values of the underlying mortgage loans and, for derivative loan commitments, fair values also include the value of servicing, deferred origination fees/costs and the probability of such commitments being exercised. Significant judgment and estimation is required in determining these fair value measurements.

Off-balance sheet instruments: Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The estimated fair value of off-balance sheet financial instruments at December 31, 2018 and 2017, was immaterial since fees charged are not material.

Assets and liabilities measured at fair value on a recurring basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Level 1	Level 2	Level 3	Total Fair Value
	(In thousands)
December 31, 2018
Assets
Equity securities, at fair value	$5,082	$—	$—	$5,082
Derivative assets:
Interest rate swap agreements	—	12,687	—	12,687
Forward loan sale commitments - best efforts	—	—	85	85
Mortgage loan commitments - best efforts	—	—	61	61
Mortgage loan commitments - mandatory delivery	—	—	187	187
Total assets	$5,082	$12,687	$333	$18,102
Liabilities
Derivative liabilities:
Interest rate swap agreements	$—	$12,674	$—	$12,674
Forward loan sale commitments - best efforts	—	—	5	5
Forward loan sale commitments - mandatory delivery	—	—	84	84
Mortgage loan commitments - best efforts	—	—	41	41
Total liabilities	$—	$12,674	$130	$12,804

December 31, 2017
Assets
Marketable equity securities	$9,720	$—	$—	$9,720
Derivative assets:
Interest rate swap agreements	—	8,766	—	8,766
Forward loan sale commitments - best efforts	—	—	22	22
Mortgage loan commitments - best efforts	—	—	210	210
Total assets	$9,720	$8,766	$232	$18,718
Liabilities
Derivative liabilities:
Interest rate swap agreements	$—	$8,785	$—	$8,785
Forward loan sale commitments - best efforts	—	—	69	69
Mortgage loan commitments - best efforts	—	—	36	36
Total liabilities	$—	$8,785	$105	$8,890

Assets measured at fair value on a non-recurring basis

The Company may also be required, from time to time, to measure certain assets at fair value on a non-recurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. There are no liabilities measured at fair value on a non-recurring basis. The following table summarizes the fair value hierarchy applicable to assets measured at fair value on a non-recurring basis:

	December 31, 2018			December 31, 2017
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
	(In thousands)
Impaired loans	$—	$—	$1,541	$—	$—	$2,214
Other real estate owned	—	—	3,649	—	—	—
	$—	$—	$5,190	$—	$—	$2,214

The following table summarizes the total losses on assets measured at fair value on a non-recurring basis for the years ended December 31, 2018, 2017 and 2016.

	Years Ended December 31,
	2018	2017	2016
	(In thousands)
Impaired loans	$(675)	$(5)	$(2,911)
Other real estate owned	—	(7)	—
	$(675)	$(12)	$(2,911)

Gains and losses applicable to impaired loans are based on the appraised value of the underlying collateral, discounted as necessary due to management’s estimates of changes in market conditions. The losses applicable to impaired loans are not recorded as a direct adjustment to current earnings or comprehensive income, but rather as a component in determining the overall adequacy of the allowance for loan losses. Adjustments to the estimated fair value of impaired loans may result in increases or decreases to the provision for loan losses.

Foreclosed assets were adjusted to fair value using appraised values of collateral, less costs to sell, and adjusted as necessary by management based on unobservable inputs for specific properties. The loss on foreclosed assets represents losses incurred on sale.

Summary of fair values of financial instruments

The estimated fair values, and related carrying amounts, of the Company’s financial instruments are as follows. Certain financial instruments and all nonfinancial instruments are exempt from disclosure requirements. Accordingly, the aggregate fair value amounts presented herein do not represent the underlying fair value of the Company.

	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
	(In thousands)
December 31, 2018
Financial assets:
Cash and cash equivalents	$44,305	$44,305	$—	$—	$44,305
Equity securities	5,082	5,082	—	—	5,082
Securities held to maturity	307,763	—	300,062	—	300,062
Federal Home Loan Bank stock	13,565	—	—	13,565	13,565
Loans and loans held for sale, net	2,320,542	—	—	2,294,665	2,294,665
Accrued interest receivable	7,187	—	—	7,187	7,187
Financial liabilities:
Deposits	2,137,557	—	—	2,133,458	2,133,458
Borrowings	233,000	—	232,300	—	232,300
On-balance sheet derivative financial instruments:
Derivative assets:
Interest rate swap agreements	12,687	—	12,687	—	12,687
Forward loan sale commitments - best efforts	85	—	—	85	85
Mortgage loan commitments - best efforts	61	—	—	61	61
Mortgage loan commitments - mandatory delivery	187	—	—	187	187
Derivative liabilities:
Interest rate swap agreements:	12,674	—	12,674	—	12,674
Forward loan sale commitments - best efforts	5	—	—	5	5
Forward loan sale commitments - mandatory delivery	84	—	—	84	84
Mortgage loan commitments - best efforts	41	—	—	41	41

	Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
	(In thousands)
December 31, 2017
Financial assets:
Cash and cash equivalents	$46,167	$46,167	$—	$—	$46,167
Securities available for sale	9,720	9,720	—	—	9,720
Securities held to maturity	303,716	—	299,114	—	299,114
Federal Home Loan Bank stock	12,105	—	—	12,105	12,105
Loans and loans held for sale, net	2,195,139	—	—	2,174,871	2,174,871
Accrued interest receivable	6,438	—	—	6,438	6,438
Financial liabilities:
Deposits	2,039,869	—	—	2,036,150	2,036,150
Borrowings	205,000	—	203,913	—	203,913
On-balance sheet derivative financial instruments:
Derivative assets:
Interest rate swap agreements	8,766	—	8,766	—	8,766
Forward loan sale commitments - best efforts	22	—	—	22	22
Mortgage loan commitments - best efforts	210	—	—	210	210
Derivative liabilities:
Interest rate swap agreements:	8,785	—	8,785	—	8,785
Forward loan sale commitments - best efforts	69	—	—	69	69
Mortgage loan commitments - best efforts	36	—	—	36	36

NOTE 17 - OTHER COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenues, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities are reported as a separate component of equity on the consolidated balance sheets, such items, along with net income, are components of comprehensive income.

The components of accumulated other comprehensive loss, included in stockholders' equity, are as follows:

	December 31,
	2018	2017
	(In thousands)
Securities available for sale:
Net unrealized gain	$—	$283
Tax effect	—	(140)
Net-of-tax amount	—	143
Securities held to maturity:
Net unrealized gain on transferred securities	164	250
Tax effect	(9)	(66)
Net-of-tax amount	155	184
Defined benefit pension plan:
Unrecognized net actuarial loss	(3,580)	(2,694)
Tax effect	828	914
Net-of-tax amount	(2,752)	(1,780)
	$(2,597)	$(1,453)

Actuarial losses of $328,000, included in accumulated other comprehensive loss at December 31, 2018, are expected to be recognized as a component of net periodic pension cost, included in salaries and employee benefits expense, during the year ending December 31, 2019.

NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining only to Blue Hills Bancorp, Inc. is as follows:

	December 31,
BALANCE SHEETS	2018	2017
	(In thousands)
Assets
Cash balances at Blue Hills Bank	$14,126	$42,111
Total cash and cash equivalents	14,126	42,111
Investment in Blue Hills Bank	351,315	328,740
Investment in Blue Hills Funding Corp.	27,773	26,417
Other assets	31,212	21,146
Total assets	$424,426	$418,414

Liabilities and Stockholders' Equity
Liability to ESOP	$20,101	$20,533
Accrued expenses	204	75
Stockholders' equity	404,121	397,806
Total liabilities and stockholders' equity	$424,426	$418,414

	Years Ended December 31,
	2018	2017	2016
STATEMENTS OF NET INCOME	(In thousands)
Dividend income from Blue Hills Bank	$10,000	$—	$—
Operating expenses	5,327	2,105	2,478
Income (loss) before income taxes and equity in undistributed net income of subsidiaries	$4,673	$(2,105)	$(2,478)
Applicable income tax benefit	(1,297)	(451)	(758)
Income (loss) before equity in income of subsidiaries	5,970	(1,654)	(1,720)
Equity in undistributed net income of subsidiaries	18,586	18,143	10,373
Net income	$24,556	$16,489	$8,653

	Years Ended December 31,
	2018	2017	2016
STATEMENTS OF CASH FLOWS	(In thousands)

Cash flows from operating activities:
Net income	$24,556	$16,489	8,653
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Equity in undistributed net income of subsidiaries	(18,586)	(18,143)	(10,373)
Dividends received from Blue Hills Bank	(10,000)	—	—
Excess tax benefit from deferred and stock based compensation	—	—	(105)
Net change in other assets	(1,030)	(1,164)	11,625
Net change in other liabilities	129	(49)	97
Net cash provided by (used for) operating activities	(4,931)	(2,867)	9,897

Cash flows provided by (used for) investing activities:
Investment in Blue Hills Bank	(6,999)	(6,228)	(16,844)
Dividends received from Blue Hills Bank	10,000	—	—
Net cash provided by (used for) investing activities	3,001	(6,228)	(16,844)

Cash flows used for financing activities:
Excess tax benefit from deferred and stock based compensation	—	—	105
Repurchase of common stock	—	—	(24,432)
Share redemption for tax withholdings	(2,174)	(983)	(730)
Proceeds from exercise of stock options, net	741	243	40
Common stock dividends paid	(24,622)	(14,380)	(2,675)
Net cash used for financing activities	(26,055)	(15,120)	(27,692)

Net change in cash and cash equivalents	(27,985)	(24,215)	(34,639)
Cash and cash equivalents at beginning of year	42,111	66,326	100,965
Cash and cash equivalents at end of year	$14,126	$42,111	$66,326

NOTE 19 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	2018	2017	2018	2017	2018	2017	2018	2017
	(In thousands, except share data)
Interest and dividend income	$23,948	$19,781	$25,147	$20,574	$26,611	$21,545	$27,717	$22,875
Interest expense	5,589	3,900	6,164	4,166	7,148	4,591	7,766	5,081
Net interest and dividend income	18,359	15,881	18,983	16,408	19,463	16,954	19,951	17,794
Provision (credit) for loan losses	(460)	57	101	1,118	(182)	242	(577)	681
Other noninterest income	3,245	1,891	3,632	3,582	3,855	2,826	2,244	2,930
Realized securities gains (losses), net	—	(1,022)	—	928	—	—	—	—
Gain on exchange of investment in Northeast Retirement Services	653	5,947	—	—	—	—	—	—
Total noninterest income	3,898	6,816	3,632	4,510	3,855	2,826	2,244	2,930
Total noninterest expense	13,871	13,400	13,691	13,366	15,523	13,355	15,011	14,185
Provision for income taxes	2,263	1,753	2,366	2,566	2,188	2,342	2,034	4,565
Net income	$6,583	$7,487	$6,457	$3,868	$5,789	$3,841	$5,727	$1,293

Basic earnings per share	$0.27	$0.31	$0.27	$0.16	$0.24	$0.16	$0.23	$0.05
Diluted earnings per share	$0.27	$0.31	$0.26	$0.16	$0.23	$0.16	$0.23	$0.05
Weighted average common shares (basic)	24,172,237	23,911,419	24,230,098	23,952,443	24,256,902	23,973,116	24,395,005	24,104,239
Weighted average common shares (diluted)	24,827,850	24,275,665	24,991,958	24,346,553	25,242,737	24,510,092	25,308,794	24,795,366